As filed with the Securities and Exchange Commission on September 9, 2008

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANAREN, INC.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0928561 (I.R.S. Employer Identification Number)

6635 Kirkville Road
East Syracuse, New York 13057
(Address of Principal Executive Offices) (Zip Code)

Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan
(Full title of the plan)

Lawrence A. Sala
President and Chief Executive Officer
6635 Kirkville Road
East Syracuse, New York 13057
(Name and address of agent for service)

(315) 432-8909
(Telephone number, including area code, of agent for service)

Copy to:
David M. Ferrara, Esq.
Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202-1355
(315) 218-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock ($.01 par value) (including associated share purchase rights) (3)	600,000 shares	$10.64	$6,384,000	$250.89

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock, par value $.01 per share (“Common Stock”) stated above, an indeterminate number of shares of Common Stock which by reason of certain events specified in the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended (the “Plan”) may become issuable pursuant to the provisions of the Plan.

(2)
Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based upon the average of the high and low prices reported by the Nasdaq Global Market on September 3, 2008.

(3)
Prior to the occurrence of certain events described in the Registrant’s Shareholder Protection Rights Agreement, dated April 20, 2001, none of which events have occurred as of the filing of this Registration Statement, the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing Registrant’s Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register 600,000 additional shares of common stock, par value $.01 per share, of Anaren, Inc. (the “Company”) (Exchange Act. File No. 000-06620) with respect to the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended (the “2004 Plan”).

The Company has previously filed registration statements on Form S-8 with respect to the Anaren, Inc. Incentive Stock Option Plan for Key Employees (Registration Nos. 333-50390 and 333-70427), the Anaren, Inc. Stock Option Plan (Registration No. 333-50392), and the Anaren, Inc. Nonstatutory Stock Option Plan (Registration Nos. 033-32123 and 333-70397) (collectively, the “Prior Plans”). On November 8, 2004, the Company filed a post-effective amendment (Registration No. 333-50392) to these registration statements solely to reflect the amendment, restatement and consolidation of the Prior Plans under the name of the 2004 Plan. Except to the extent that exhibits are filed herewith, the contents of the foregoing registration statements, as amended, are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

5.1 Opinion of Bond, Schoeneck & King, PLLC as to the validity of certain shares being registered
23.1 Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5.1)
23.2 Consent of KPMG LLP
24.1 Power of Attorney (included at page 3 of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Syracuse, New York on the 9th day of September, 2008.

ANAREN, INC.

By:	/s/ Lawrence A. Sala
Lawrence A. Sala
President and Chief Executive Officer

Each person whose signature appears below hereby authorizes Lawrence A. Sala, as attorney-in-fact, to execute in the name of such person and to file this Registration Statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Lawrence A. Sala	President, Chief Executive Officer	September 9, 2008
Lawrence A. Sala	and Chairman of the Board (Principal Executive Officer)

/s/ George A. Blanton	Senior Vice President, Chief	September 9, 2008
George A. Blanton	Financial Officer and Treasurer

/s/ Patricia T. Civil	Director	September 9, 2008
Patricia T. Civil

/s/ Dale F. Eck	Director	September 9, 2008
Dale F. Eck

/s/ Carl W. Gerst, Jr.	Director	September 9, 2008
Carl W. Gerst, Jr.

/s/ James G. Gould	Director	September 9, 2008
James G. Gould

/s/ Robert U. Roberts	Director	September 9, 2008
Robert U. Roberts

SIGNATURE	TITLE	DATE

/s/ Matthew S. Robinson	Director	September 9, 2008
Matthew S. Robison

/s/ John L. Smucker	Director	September 9, 2008
John L. Smucker

/s/ David Wilemon	Director	September 9, 2008
David Wilemon